Exhibit 10.6

HYPERION THERAPEUTICS, INC.

Executive Employment Agreement

This employment agreement (“Agreement”) dated and effective as of April 9, 2012 (the “Effective Date”) is between Hyperion Therapeutics, Inc., a Delaware corporation (the “Company”) and Donald J. Santel, a resident of San Francisco, California (“Executive”).

WHEREAS, Executive began his service with the Company as an independent director on September 4, 2007;

WHEREAS, Executive commenced employment with the Company as Interim Chief Executive Officer on June 2, 2008 and later became the Company’s Chief Executive Officer;

WHEREAS, the Company and Executive previously entered into that certain offer letter dated as of June 30, 2009 (the “Offer Letter”);

WHEREAS, the Company and Executive desire to amend the terms and conditions of Executive’s employment, and enter into this Agreement for that purpose;

WHEREAS, it is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change in Control. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined in Section 5g(i)) for the benefit of its stockholders.

WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.

WHEREAS, this Agreement shall supersede and replace the Offer Letter in all respects; and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Appointed Position and Term. Executive shall continue to serve as the Chief Executive Officer (“CEO”) of the Company, beginning on the Effective Date. Executive will be employed on an “at will” basis, and either the Company or Executive may terminate Executive’s employment with or without notice or cause, and for any reason or for no reason at all. Notwithstanding anything herein contained to the contrary, Executive’s employment with the Company may be terminated in writing by either the Company or Executive, subject to the express terms and conditions of this Agreement.

(a) Reporting Location. Except for travel required from time to time for the completion of Executive’s duties, the principal place from which Executive shall provide his services under this Agreement shall be at the Company’s headquarters in South San Francisco, California or such other location as the Board and Executive may mutually agree upon in writing.

(b) Duties. As the CEO, Executive shall be the senior most officer of the Company and have such duties and responsibilities typically associated with such senior officer, and shall report to the Board. Executive shall devote substantially all of his business efforts and time to the Company; provided, however, that Executive may continue to serve as a member of corporate boards of directors on which he serves on the date of this Agreement and such other corporate boards of directors as the Board may agree so long as such activities do not materially interfere with the discharge of Executive’s duties as CEO of the Company.

(c) Board. Executive shall continue to serve as a member of the Board until the term of his directorship expires and he is not re-elected or his earlier resignation from the Board.

2. Compensation.

(a) Salary and Salary Review. Executive’s annual base salary shall be $430,000.00 (the “Base Salary”), less authorized deductions and applicable withholdings, payable in equal installments in accordance with the Company’s standard payroll practice.

(b) Target Performance Bonus. In addition to the Base Salary, Executive shall be eligible to earn an annual performance bonus of up to forty percent (40%) of Executive’s Base Salary, which bonus shall be earned upon Executive’s attainment of objectives to be determined by the Board and continued employment with the Company as defined below (the “Target Performance Bonus”). The amount of and Executive’s eligibility for the Target Performance Bonus shall be determined in the sole discretion of the Board or its designee. If earned, any Target Performance Bonus shall be paid to Executive, less authorized deductions and applicable withholdings, on or before the fifteenth (15th) day of the third (3rd) month following the end of the year during which such bonus was earned. Except as provided in Sections 6(b) and 6(e), Executive shall be eligible to earn the Target Performance Bonus only if Executive is actively employed with the Company on both the determination and payment dates for the Target Performance Bonus.

(c) Stock Options and Other Equity-Based Compensation. Executive shall be eligible to receive grants of stock options or other equity-based compensation on the same basis as other executive and management employees of the Company.

3. Fringe Benefits.

(a) Insurance. Executive and Executive’s dependents shall be eligible for coverage under the group insurance plans made available from time to time to the Company’s executive and management employees. The premiums for the coverage of Executive and Executive’s dependents under that plan shall be paid pursuant to the formula in place for other executive and management employees covered by the Company’s group insurance plans.

(b) Expenses. Subject to the Company’s policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of Executive’s duties under this Agreement; provided that the Company shall in all cases have the right to require Executive to document, in a manner reasonably satisfactory to the Company, all expenses for which Executive seeks reimbursement under this Section 3(b).

(c) Miscellaneous Benefits. Executive shall receive all fringe benefits that the Company may from time to time make generally available to its senior-level executives.

4. Confidentiality. The Employee Confidential Information and Invention Assignment Agreement that Executive and the Company entered into on or about April 9, 2012 (the “Confidential Information Agreement”) remains in full force and effect. Except as may be required or appropriate in connection with carrying out the duties of CEO or as may otherwise be required by law or legal process, Executive shall not, without the prior written consent of the Board, communicate to anyone outside of the Company any confidential information Executive obtained by virtue of Executive’s employment with the Company.

5. Termination.

(a) Termination Without Cause or for Good Reason. Executive’s employment may be terminated by the Company without Cause (as defined in Section 5(g)(iii) below) or by Executive for Good Reason (as defined in Section 5(g)(ii) below), in each case upon written notice by the terminating party. Executive must provide a detailed explanation of the Good Reason in such written notice.

(b) Compensation upon Termination without Cause or for Good Reason. Upon termination of Executive’s employment by the Company without Cause or upon Executive’s resignation from employment with the Company for Good Reason, in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, Executive shall be entitled to receive the following severance benefits from the Company:

i. The Company shall pay to Executive an amount equal to (A) eighteen (18) months of Executive’s Base Salary at the highest annualized rate in effect at any time on or before the date upon which Executive’s employment terminates (the “Severance Date”) payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the sixtieth (60th) day after the Severance Date (with the first such installment to include any payments that otherwise would have been made if the Release (as defined below) were not subject to revocation on the Severance Date); and (B) one and one-half (1.5) times Executive’s Target Performance Bonus for the fiscal year in which the Severance Date occurs payable on the first payroll period following the sixtieth (60th) day after the Severance Date. Notwithstanding the foregoing, if the Executive would be entitled to a greater cash severance payment in the circumstances under the terms of any employment agreement then-in-effect than the amount determined under the first sentence of this Section 5(b)(i), the Executive shall be entitled to such greater cash severance payment only and no additional payment shall be made under this Section 5(b)(i);

ii. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest of (A) the eighteen (18) month anniversary of the Severance Date, (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) or (C) the date Executive and Executive’s covered dependents, if any, are no longer eligible for coverage under COBRA. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, for any remaining period of COBRA coverage, elect to continue healthcare coverage at Executive’s own expense in accordance with the provisions of COBRA;

iii. Notwithstanding any other provision herein or in any other document, any outstanding equity award, including without limitation each stock option and restricted stock award granted by the Company to Executive, to the extent such award is outstanding and has not vested as of Executive’s Severance Date, shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights to repurchase thereon shall immediately lapse, in each case, with respect to that number of shares of Company common stock subject to such equity award that otherwise would have vested, become exercisable (if applicable) or upon which restrictions would have lapsed had Executive’s employment continued with the Company for eighteen (18) months following the Severance Date;

iv. At the election of Executive, the Company will either (A) pay the Executive a lump sum amount of $15,000 to be used by Executive for outplacement assistance, tax planning, educational assistance, or similar transition support, or (B) provide Executive with the same or similar services through a professional outplacement firm selected by the Company; and

v. Executive will be able to retain his or her blackberry, smartphone or other handheld device purchased by the Company, including any personal calendars and personal contacts but not Company documents, data or e-mails stored thereupon, but Executive will have to pay any continued service costs related thereto.

(c) Termination for Cause or without Good Reason. This Agreement may be terminated by the Company for Cause or by Executive under circumstances that do not constitute Good Reason at any time effective upon written notice. Upon such termination, the Company’s sole obligation to Executive shall be payment of Executive’s Base Salary through the date of termination, computed pro rata up to and including the date of termination and any accrued, unused vacation compensation earned as of the date of termination. The Company shall have no liability for severance compensation of any kind.

(d) Termination upon Death. Upon the death of the Executive, this Agreement shall automatically terminate, and all rights of the Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease, except for the payment of (i) Base Salary earned through the date of termination and (ii) accrued, unused vacation compensation earned up through the date of termination.

(e) Qualifying Termination Within Twelve Months of Change in Control. Upon a Qualifying Termination of Executive’s employment by the Company within twelve (12) months of a Change in Control, in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, Executive shall be entitled to receive the following severance benefits from the Company:

i. The Company shall pay to Executive an amount equal to (A) twenty-four (24) months of Executive’s Base Salary at the highest annualized rate in effect at any time on or before the Severance Date payable in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence on the first payroll period following the sixtieth (60th) day after the Severance Date (with the first such installment to include any payments that otherwise would have been made if the Release (as defined below) were not subject to revocation on the Severance Date); and (B) two (2) times Executive’s Target Performance Bonus for the fiscal year in which the Severance Date occurs payable on the first payroll period following the sixtieth (60th) day after the Severance Date. Notwithstanding the foregoing, if the Executive would be entitled to a greater cash severance payment in the circumstances under the terms of any employment agreement then-in-effect than the amount determined under the first sentence of this Section 5(e)(i), the Executive shall be entitled to such greater cash severance payment only and no additional payment shall be made under this Section 5(e)(i);

ii. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest of (A) the eighteen (18) month anniversary of the Severance Date, (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s) or (C) the date Executive and Executive’s covered dependents, if any, are no longer eligible for coverage under COBRA. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, for any remaining period of COBRA coverage, elect to continue healthcare coverage at Executive’s own expense in accordance with the provisions of COBRA;

iii. Notwithstanding any other provision herein or in any other document, any outstanding equity award, including without limitation each stock option and restricted stock award granted by the Company to Executive, to the extent such award is outstanding and has not vested as of Executive’s Severance Date, shall automatically become fully vested and, if applicable, exercisable and any forfeiture restrictions or rights to repurchase thereon shall immediately lapse;

iv. At the election of Executive, the Company will either (A) pay the Executive a lump sum amount of $15,000 to be used by Executive for outplacement assistance, tax planning, educational assistance, or similar transition support, or (B) provide Executive with the same or similar services through a professional outplacement firm selected by the Company; and

v. Executive will be able to retain his or her blackberry, smartphone or other handheld device purchased by the Company, including any personal calendars and personal contacts but not Company documents, data or e-mails stored thereupon, but Executive will have to pay any continued service costs related thereto.

vi. Subject to Section 5(e), the occurrence of any one or more of the following events within twelve (12) calendar months following the date of a Change in Control of the Company shall constitute a “Qualifying Termination”:

(A) An involuntary termination of Executive’s employment by the Company for reasons other than Cause (and other than on account of Executive’s death);

(B) A voluntary termination of employment by Executive for Good Reason;

(C) A failure or refusal by a successor company to assume by written instrument the Company’s obligations under this Agreement; or

(D) A repudiation or breach by the Company or any successor company of any of the provisions of this Agreement.

For purposes of determining any benefits payable hereunder, the date on which the succession referred to in clause (C) becomes effective and the date on which the repudiation or breach referred to in clause (D) occurs, as applicable, shall be deemed to be the Executive’s Severance Date.

vii. If more than one of the events set forth in Section 5(e)(vi) occurs, such events shall constitute but a single Qualifying Termination and Executive shall be entitled to but a single payment of the Severance Benefits.

viii. Notwithstanding anything else contained herein to the contrary, Executive’s Severance Benefits under this Agreement shall be reduced by the severance benefits (including, without limitation, any other change-in-control severance benefits and any other severance benefits generally) that Executive may be entitled to under any other plan, program, agreement or other arrangement with the Company (including, without limitation, any such benefits provided for by an employment agreement). For purposes of the foregoing, any cash severance benefits payable to Executive under any other plan, program, agreement or other arrangement with the Company shall offset the cash severance benefits otherwise payable to Executive under this Agreement on a dollar-for-dollar basis. For purposes of the foregoing, non-cash severance benefits to be provided to Executive under any other plan, program, agreement or other arrangement with the Company shall offset any corresponding benefits otherwise to be provided to Executive under this Agreement or, if there are no corresponding benefits otherwise to be provided to Executive under this Agreement, the value of such benefits shall offset the cash severance benefits otherwise payable to Executive under this Agreement on a dollar-for-dollar basis. If the amount of other benefits to be offset against the cash severance benefits otherwise payable to Executive under this Agreement in accordance with the preceding two sentences exceeds the amount of cash severance benefits otherwise payable to Executive under this Agreement, then the excess may be used to offset other non-cash severance benefits otherwise to be provided to Executive under this Agreement on a dollar-for-dollar basis. For purposes of this paragraph, the Board shall reasonably determine the value of any non-cash benefits.

(f) This Section 5(f) shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to Executive pursuant to Section 5, Executive (or, in the event of Executive’s death following a Qualifying Termination, Executive’s estate) shall, upon or promptly following Executive’s Severance Date, provide the Company with a valid, executed, written general release of all claims against the Company and its affiliates (the “Release”) in the form attached hereto as Exhibit A or such similar form as the Company may reasonably require in the circumstances, and such Release shall have not been revoked by Executive (or Executive’s estate, as applicable) pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment or provide any benefit to Executive pursuant to Section 5 unless and until the Release contemplated by this Section 5(f) becomes irrevocable by Executive (or Executive’s estate, as applicable) in accordance with all applicable laws, rules and regulations.

(g) Definitions. For the purposes of this Agreement, the capitalized terms used and not otherwise defined here shall have the following meanings ascribed to them:

i. “Change in Control” shall mean the occurrence of any of the following events:

(A) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(B) The approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;

(C) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(D) A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (1) are directors of the Company as of the date hereof, or (2) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (A), (B) or (C) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (1) its sole purpose is to change the state of the Company’s incorporation; (2) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (3) it constitutes the initial public offering of the Company’s securities; or (4) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

ii. “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence, without Executive’s express written consent, of any of the following:

(A) A material breach by the Company of this Agreement;

(B) A change in Executive’s position with the Company that materially reduces Executive’s level of authority, responsibilities or duties (including, without limitation, any change in Executive’s position such that Executive is no longer employed in substantially the same position and with substantially the same level of authority, responsibilities or duties at the ultimate parent corporation in an affiliated group of companies);

(C) A reduction in Executive’s base salary by more than ten percent (10%); or

(D) A change in Executive’s primary place of work in a manner that increases Executive’s average daily commute by at least 25 miles.

Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” unless Executive notifies the Company of the events considered to create Good Reason within ninety (90) days of the occurrence of such events and gives the Company at least thirty (30) days to cure such events (the “Company Cure Period”). Executive’s continued employment thirty (30) days after the expiration of the Company Cure Period shall constitute Executive’s consent to, or waiver of rights with respect to, any circumstances constituting Good Reason. Executive may, however, rely on a waived condition to demonstrate that any subsequent, separate, event or circumstance constitutes Good Reason. For example, and without limitation, a reduction in Executive’s authorities that is deemed waived by operation of this clause may be considered for purposes of determining whether any subsequent reduction in Executive’s authorities, when taken into consideration with the first reduction, constitutes a “material reduction.”

Executive’s right to resign employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.

iii. “Cause” shall mean a reasonable determination by the Board that Executive has:

(A) Engaged in theft, dishonesty or falsification of any employment or Company records;

(B) Maliciously or recklessly disclosed the Company’s confidential or proprietary information;

(C) Committed any immoral or illegal act or any gross or willful misconduct which the Board reasonably determines has (1) seriously undermined the ability of the Company’s Board or management to entrust Executive with important matters or otherwise work effectively with Executive, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally affected the business or reputation of the Company or any of its subsidiaries; and/or

(D) Failed or refused to follow the reasonable and lawful directives of the Board, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.

6. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if specifically provided herein or if required to accomplish the purposes of such provision. The obligation of the Company to make severance payments to or on behalf of Executive under Sections 6(b) and 6(e) is expressly conditioned upon Executive’s continued full performance of obligations under the Confidential Information Agreement.

7. Excise Tax Restoration Payment. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

8. Limitations Under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable hereunder that constitute “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Code (“Section 409A”) which are designated as payable upon the termination of Executive’s employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the first payroll period following the sixtieth (60th) day after Executive’s Separation from Service. Any installment payments that would have been made to Executive during the first payroll period following the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided herein.

(a) Delayed Payments. If the Company determines that Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, any Deferred Compensation to which Executive is entitled hereunder in connection with such Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. To the extent that the payment of any compensation is delayed in accordance with this paragraph, such compensation shall be paid to Executive in a lump sum on the first business day following the earlier to occur of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service, or (ii) the date of Executive’s death, and any compensation or benefits that are payable under this Agreement following such delay shall be paid as otherwise provided herein.

(b) Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c) Installment Payments. Executive’s right to receive any installment payments under this Agreement, including without limitation any post-termination salary payments, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

9. Miscellaneous.

(a) Notices. Any notice, request, consent, or other communication hereunder shall be in writing, and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid, return receipt requested; (ii) by facsimile transmission with confirmation of receipt; (iii) by reputable overnight courier service or (iv) by personal delivery, and shall be properly addressed to the Company at its principal offices and to Executive at the addresses or facsimile number set forth on the signature page hereto or to such other address as Executive may have given to the Company. Notices sent by registered or certified mail shall be effective three (3) business days after they are sent, and notices delivered personally, by overnight courier or by facsimile shall be effective at the time of delivery thereof if received on a business day prior to 5:00 p.m. local time (and if not, they shall be effective on the next business day).

(b) Successors and Assigns. The Company, its successors and assigns may in their sole discretion assign this Agreement to any person or entity, with or without Executive’s consent. This Agreement thereafter shall bind and obligate such successor and assigns to the liabilities and obligations hereunder, and inure to the benefit of, the Company’s successor or assign. Executive shall not assign either this Agreement or any right or obligation arising hereunder.

(c) Disputes. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Executive’s employment with Company, shall be tried only in the state or federal courts situated in San Francisco, California. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

(d) Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to the Company’s relationship with Executive, shall be governed by the laws of the State of California, irrespective of the choice of law rules of any jurisdiction.

(e) Withholdings. All payments made or payable under this Agreement shall be subject to customary or legally-required withholdings. The Company may withhold severance payments due under this Agreement, which become payable as of or after the date of Executive’s termination, pending resolution and payment of any outstanding obligations due by Executive to the Company or any of its subsidiaries.

(f) Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

(g) Integration and Modification. This Agreement and the Confidential Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and this Agreement and the Confidential Information Agreement represent a complete merger of prior negotiations and agreements and supersede all prior arrangements and understandings regarding same. Except as provided in the preceding subparagraph, this Agreement shall not be modified by word or deed, except in a writing signed by both Executive and another officer of the Company who has been duly authorized by the Board.

(h) Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

(i) Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. BOTH OF THE PARTIES ACKNOWLEDGE THAT THEY HAVE REVIEWED AND UNDERSTAND THIS AGREEMENT, AND EACH HAS HAD A FULL OPPORTUNITY TO NEGOTIATE THE AGREEMENT’S TERMS AND TO CONSULT WITH COUNSEL OF THEIR OWN CHOOSING. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the Agreement’s drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

(j) Counterparts/Facsimile and/or Electronically Transmitted Signatures. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. A facsimile copy and/or electronically transmitted copy of a signature on this Agreement shall be acceptable as and deemed to be an original signature.

(Signature page follows)

IN WITNESS WHEREOF, Executive and the Company have executed and delivered, or have caused this Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

EXECUTIVE		HYPERION THERAPEUTICS, INC.

/s/ Donald J. Santel		By:	/s/ Jeffrey S. Farrow
Donald J. Santel		Jeffrey S. Farrow
Chief Financial Officer and Secretary

Date:	April 9, 2012	Date:	April 9, 2012
Address for Notices:

[Address]
San Francisco, CA 94114

EXHIBIT A

Form of Release of Claims

This Release of Claims (“Release”) is between Hyperion Therapeutics, Inc. (the “Company”) and Donald J. Santel (“Executive”) (each a “Party,” and together, the “Parties”).

WHEREAS, Executive and the Company are parties to an agreement regarding Executive’s employment with the Company dated April 9, 2012 (the “Employment Agreement”) and Executive wishes to receive the termination benefits described therein (the “Termination Benefits”);

WHEREAS, Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the effective date of this Release;

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Release, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Confirmation of Termination Benefits Obligation. The Company shall pay or provide to the Executive all of the Termination Benefits, as, when and on the terms and conditions specified in the Employment Agreement.

2. General Release.

(a) Scope of Release. Executive, for himself, and for his heirs, assigns, executors and administrators, hereby releases, remises and forever discharges the Company, its parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns, directors, officers, partners, attorneys, shareholders, administrators, employees, agents, representatives, employment benefit plans, plan administrators, fiduciaries, trustees, insurers and re-insurers, and all of their predecessors, successors and assigns, (collectively, the “Releasees”), of and from all claims, causes of action, covenants, contracts, agreements, promises, damages, disputes, demands, and all other manner of actions whatsoever, in law or in equity, that Executive ever had, may have had, now has or that his heirs, assigns, executors or administrators hereinafter can, shall or may have, whether known or unknown, asserted or unasserted, suspected or unsuspected, as a result of Executive’s employment, the termination of that employment, or any act or omission which has occurred at any time up to and including the date of the execution of this Release (the “Released Claims”).

(b) Released Claims. The Released Claims released include, but are not limited to, any claims for monetary damages; any claims to severance or similar benefits; any claims to expenses, attorneys’ fees or other indemnities; any claims based on actions or failure to act on or before the date of this Release; any claims for other personal remedies or damages sought in any legal proceeding or charge filed with any court or federal, state or local agency either by one or by a person claiming to act on my behalf or in my interest. Executive understands that the Released Claims might have arisen under many different local, state and federal statutes, regulations, case law and/or common law doctrines. Executive hereby specifically, but without limitation, agrees to release all of the Releasees from any and all claims under the following:

(i) Antidiscrimination laws, such as Title VII of the Civil Rights Act of 1964, as amended, and Executive Order 11246 (which prohibit discrimination based on race, color, national origin, religion, or sex); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based on race or color); the Age Discrimination in Employment Act (“ADEA”), including but not limited to the Older Worker Benefit Protection Act (“OWBPA”), except as it relates to the validity of this Release under ADEA, as amended by the OWBPA, and Executive Order 11141 (which prohibit discrimination based upon age); the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Equal Pay Act (which prohibits paying men and women unequal pay for equal work); the California Fair Employment and Housing Act, California Government Code Section 12900 et seq. (which prohibits discrimination based on protected characteristics including race, color, religion, sex, gender, sexual orientation, marital status, national origin, language restrictions, ancestry, physical or mental disability, medical condition, age, and denial of leave); the California Equal Pay Law (which prohibits paying men and women unequal pay for equal work), California Labor Code Section 1197.5; the Unruh Civil Rights Act, California Civil Code Section 51 et seq. (which prohibits discrimination based on age, sex, race, color, religion, ancestry, national origin, disability, medical condition, marital status, or sexual orientation); or any other local, state or federal statute, regulation, common law or decision concerning discrimination, harassment, or retaliation on these or any other grounds or otherwise governing the employment relationship.

(ii) Other employment laws, such as the federal Worker Adjustment and Retraining Notification Act of 1988 and the California Worker Adjustment and Retraining Notification Act, California Labor Code Sections 1400 et seq. (known as WARN laws, which require that advance notice be given of certain workforce reductions); Executive Retirement Income Security Act of 1974 (which, among other things, protects employee benefits); Fair Labor Standards Act of 1938 (which regulates wage and hour matters); the Family and Medical Leave Act of 1993 (which requires employers to provide leaves of absence under certain circumstances); the California Labor Code (which regulates employment and wage and hour matters); the California Family Rights Act of 1993 , California Government Code Section 12945.1 et seq. (which requires employers to provide leaves of absence under certain circumstances); and any other federal, state, or local statute, regulation, common law or decision relating to employment, such as veterans’ reemployment rights laws or any other aspect of employment.

(iii) Other laws, such as any federal, state, or local law enforcing express or implied employment or other contracts or covenants; any other federal, state or local laws providing relief for alleged wrongful discharge, physical or personal injury, breach of contract, emotional distress, fraud, negligent misrepresentation, defamation, invasion of privacy, violation of public policy and similar or related claims; common law claims under any tort, contract or other theory now or hereafter recognized, and any other federal, state, or local statute, regulation, common law or decision otherwise regulating employment.

(c) Participation in Agency Proceedings. Nothing in this Release shall prevent Executive from filing a charge (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), the California Department of Fair Employment and Housing (the “DFEH”), or other similar state or local agencies, or from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH or similar state or local agencies. However, by entering into this Release, Executive understands and agrees that he is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar state or local agency proceedings, including any subsequent legal action.

(d) Claims Not Released. The Released Claims do not include claims by Executive for: (i) unemployment insurance; (ii) worker’s compensation benefits; (iii) state disability compensation; (iv) previously vested benefits under any the Company-sponsored benefits plan; and (v) any other rights that cannot by law be released by private agreement.

(e) EXCEPT AS OUTLINED ABOVE, BY SIGNING THIS RELEASE, EXECUTIVE WAIVES ANY RIGHT THAT HE MAY HAVE HAD TO PURSUE OR BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE COMPANY OR THE RELEASEES INCLUDING, BUT NOT LIMITED TO, CLAIMS THAT IN ANY WAY ARISE FROM OR RELATE TO HIS EMPLOYMENT OR THE TERMINATION OF THAT EMPLOYMENT, UP TO AND INCLUDING THE DATE OF THE EXECUTION OF THIS RELEASE. EXECUTIVE AGREES NOT TO PURSUE OR BRING ANY SUCH LAWSUIT OR LEGAL CLAIM SEEKING MONETARY OR OTHER RELIEF.

(f) Waiver of Rights Under California Civil Code Section 1542. Executive acknowledges that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that for purposes of this Section 2(f), he is considered the “creditor” and the Company is considered the “debtor.” Executive understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though Executive is aware of this right, Executive nevertheless hereby voluntarily waives the right described in Section 1542 with respect to the Released Claims, and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of the Release.

Executive acknowledges that different or additional facts may be discovered in addition to what he now knows or believes to be true with respect to the matters herein released, and Executive agrees that this Release shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any such different or additional facts. Executive represents and warrants that he has not previously filed or joined in any claims that are released herein and that he has not given or sold any portion of any claims released herein to anyone else.

(g) Acknowledgments/Time Frames.

(i) Executive agrees and acknowledges that (A) he understands the language used in this Release and its legal effect, and (B) he will receive compensation and/or benefits under the Employment Agreement to which Executive would not have been entitled without signing this Release. Executive further agrees and acknowledges that, with respect to the General Release in this Section 2, Executive is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. Executive acknowledges that he has read and understands the foregoing Release and executes it voluntarily and without coercion.

(ii) Executive further acknowledges that he is hereby being advised in writing to consult with an attorney prior to executing this Release and that he is being given a period of twenty one days within which to consider and execute this Release. Executive understands that he may voluntarily choose to execute this Release before the end of the twenty-one day period, at his sole option, by executing the “Election to Execute Release Prior to Expiration of 21-Day Consideration Period” attached hereto.

(iii) Executive further understands that he has seven days following his execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven day period has expired without revocation. For such revocation to be effective, written notice must be either personally delivered to the Company in the care of Jeffrey S. Farrow or sent via certified mail, return receipt requested, or overnight delivery service to the same address and to the attention of Jeffrey S. Farrow, by no later than 9:00 a.m. on the eighth calendar day after the date by which Executive has signed this Release (“Revocation Deadline”). If Executive revokes this release on the seventh day of the revocation period or before 9:00 a.m. the following day, then he agrees that he will fax the revocation notice to (650) 871-7029 on that day and will then follow up by sending the original revocation via certified mail or overnight delivery. Executive expressly agrees that, in the event he revokes this Release, the Release shall be null and void and have no legal or binding effect whatsoever and Executive shall not be eligible for the Termination Benefits.

3. The Parties agree that their respective rights and obligations under the Employment Agreement shall survive the execution of this Release.

4. Executive agrees and acknowledges that he: (a) understands the language used in this Release and its legal effect; and (b) will receive compensation and/or benefits under this Employment Agreement to which Executive would not have been entitled without signing this Release.

5. Executive acknowledges that he has received all compensation to which he is entitled for his work up to his last day of employment with the Company, and that he is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the Termination Benefits he will receive if he signs this Release.

BY SIGNING BELOW, EXECUTIVE REPRESENTS AND WARRANTS THAT HE HAS FULL LEGAL CAPACITY TO ENTER INTO THIS RELEASE, HAS CAREFULLY READ THIS RELEASE, HAS HAD A FULL OPPORTUNITY TO REVIEW THIS RELEASE WITH COUNSEL OF EXECUTIVE’S CHOOSING, AND HAS EXECUTED THIS RELEASE VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

HYPERION THERAPEUTICS, INC	EXECUTIVE

By:

Date:	Date:

ELECTION TO EXECUTE

RELEASE OF CLAIMS

PRIOR TO EXPIRATION OF 21-DAY CONSIDERATION PERIOD

I,                                         , understand that I have twenty-one (21) days within which to consider and execute the attached Release of Claims. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Release of Claims before such twenty-one (21) day period has expired.

Date	Executive Signature